Exhibit 99.1

FOR IMMEDIATE RELEASE:	INVESTOR CONTACT
Dec. 20, 2017	Bob East, Westwicke Partners
443.213.0500 | diplomat@westwicke.com

MEDIA CONTACT
Jenny Cretu, Senior Vice President,
Pharma Services and Marketing
810.768.9370 | jcretu@diplomat.is

Diplomat Completes Acquisition of LDI Integrated Pharmacy Services, Secures New Credit Facilities

The nation’s largest independent provider of specialty pharmacy services closes deal to acquire pharmacy benefit manager and announces new $800 million senior secured credit facilities.

FLINT, Mich. — Diplomat Pharmacy, Inc. (NYSE: DPLO), has completed its acquisition of Leehar Distributors, LLC, doing business as LDI Integrated Pharmacy Services, from Nautic Partners, LLC; Oak HC/FT Partners, L.P.; and LDI management.

Diplomat has also entered into new $800 million senior secured credit facilities.

LDI Integrated Pharmacy Services is a full-service pharmacy benefit manager (PBM). It includes URAC—accredited mail-order and specialty pharmacies, a national network of retail pharmacies, and comprehensive clinical programs. LDI is based in St. Louis, Missouri.

Joel Saban, president of Diplomat, said the acquisition better positions the company to meet growing demand—especially from small and midsize health insurers, third-party administrators, and self-insured organizations—as it evolves from a specialty pharmacy provider to a broader health care company.

“LDI significantly expands Diplomat’s ability to create an affordable drug benefit design and increase access to high-cost therapies,” Saban said. “Combining LDI with Diplomat’s specialty footprint allows us to address unmet market needs—ultimately helping patients get access to the right drugs at the right time.”

Albert Thigpen, chief operating officer of LDI, said the combined company will have the enhanced ability to serve middle-market payors eager for a service model that helps patients with complex therapies while containing costs under the medical and pharmacy benefits.

“Specialty drugs—often new and expensive treatments—represent a majority of medications in the FDA pipeline,” Thigpen said. “In such a fast-growing segment, our clients need intuitive, innovative approaches to manage rising cost and new therapies.”

Under the terms of the agreement, Diplomat purchased LDI for $515 million in cash and approximately $80 million in Diplomat common stock. The cash portion of the acquisition was funded by Diplomat’s new $800 million senior secured credit facilities, the proceeds of which were also used to terminate Diplomat’s outstanding indebtedness.

In conjunction with the acquisition closing, Diplomat fully syndicated an $800 million debt financing led by JPMorgan Chase Bank, N.A. and Capital One, National Association. The $800 million financing is comprised of a $250 million Revolving Credit Facility, a $150 million Term Loan A Facility, and a $400 million Term Loan B Facility. The proceeds of the debt financing will be used to finance the LDI acquisition, pay related transaction fees and expenses, refinance Diplomat’s current indebtedness, and provide sufficient liquidity for the company’s future needs.

“With the strong reception from our lenders in combination with our newly assigned B1/B+ credit ratings, we are pleased to have closed our new senior credit facilities on terms favorable to what we initially expected,” said Atul Kavthekar, CFO of Diplomat. “We now look forward to demonstrating Diplomat’s commitment to return to our target leverage of 2x to 3x trailing EBITDA by mid-2019.”

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance and may include the Company’s expectations regarding the expected benefits of the acquisition, developments and business strategies. The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information. These statements are qualified by important risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those forecasted or indicated by such forward-looking statements. These risks and uncertainties include: delays or difficulties in integrating the combined businesses; and the ability to achieve cost savings and operating synergies and the timing thereof. The foregoing risks should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein, and in Diplomat’s filings with the Securities and Exchange Commission, including “Risk Factors” in Diplomat’s Annual Report on Form 10-K for the year ended Dec. 31, 2016, and in subsequent reports filed with or furnished to the Securities and Exchange Commission. Except as may be required by any applicable laws, Diplomat assumes no obligation to publicly update such forward-looking statements, which are made as of the date hereof or the earlier date specified herein, whether as a result of new information, future developments or otherwise.

About Diplomat

Diplomat (NYSE: DPLO) is the nation’s largest independent provider of specialty pharmacy services—helping patients and providers in all 50 states. The company offers medication management programs for people with complex chronic diseases and delivers unique solutions for manufacturers, hospitals, payors, providers, and more. Diplomat opened its doors in 1975 as a neighborhood pharmacy with one essential tenet: “Take good care of patients and the rest falls into place.” Today, that tradition continues—always focused on improving patient care and clinical adherence. For more information, visit diplomat.is.

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